Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is made and entered into this 5th day of August, 2008, (the “Effective Date”) by and between HORNBECK OFFSHORE OPERATORS, LLC, a Delaware limited liability company (“Employer”), and Samuel A Giberga, residing at 10 Cherokee Lane, Covington, LA 70433 (“Employee”).

WHEREAS, Employee is currently employed with Employer in the position of Senior Vice President and General Counsel and may serve (and if requested by Employer shall serve) as an officer of Employer’s parent, Hornbeck Offshore Services, Inc., a Delaware corporation (“Parent”), or any subsidiary or affiliate of Employer or Parent; and

WHEREAS, Employee and Employer desire to enter into an Agreement providing for certain change in control benefits to Employee and certain restrictive covenants, covering without limitation nondisclosure of confidential information and non-competition.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, Employer and Employee agree as follows:

WITNESSETH:

1. Term. The term of this Agreement shall begin on the Effective Date and shall continue through December 31, 2009; provided, however, that beginning on January 1, 2009, and on every January 1 thereafter (each a “Renewal Date”), the then existing term of this Agreement shall automatically be extended one (1) additional year unless either party gives the other written notice of termination at least ninety (90) days prior to any such Renewal Date. Notwithstanding the foregoing, this Agreement shall terminate on the earlier of (i) the date that is six (6) months following the termination of Employee’s employment with Employer or (ii) the date that is twelve (12) months following a Change in Control. Following the date of termination of this Agreement, Employee shall have no further rights, including but not limited to rights under Sections 3 and 4, or obligations hereunder, except obligations set forth in Sections 6 and 7.

2. Definitions. The following terms used in this Agreement shall have the following meanings:

(a) “Cause” shall mean:

(i) Employee’s conviction of either a felony involving moral turpitude or any crime in connection with his employment by Employer that causes Employer a substantial detriment, but specifically shall not include traffic offenses;

(ii) actions or inactions by Employee that clearly are contrary to the best interests of Employer;

(iii) Employee’s willful failure to take actions permitted by law and necessary to implement policies of the Board of Directors of Employer and/or the Board of Directors of Parent (collectively referred to as the “Board”) that the Board has communicated to him in writing, provided that such policies that are reflected in minutes of a Board meeting attended in its entirety by Employee shall be deemed communicated to Employee;

(iv) Employee’s continued failure to devote his full business time, energy and attention to his duties as an executive officer of Employer or its affiliates, following written notice from the Board to Employee of such failure; or

(v) any condition that either resulted from Employee’s current substantial dependence on alcohol, or any narcotic drug or other controlled or illegal substance. If any determination of substantial dependence is disputed by Employee, the parties hereto agree to abide by the decision of a panel of three physicians. Employee and the compensation committee of the Board shall each appoint one member, and the third member of the panel shall be appointed by the other two members. Employee agrees to make himself available for and submit to examinations by such physicians as may be directed by the compensation committee of the Board. Failure of Employee to submit to any such examination shall constitute a breach of a material part of this Agreement.

With respect to (ii) through (v) above, such circumstances shall not constitute “Cause” unless Employee has failed to cure such circumstances within ten (10) business days following written notice thereof from the Board identifying in reasonable detail the manner in which Employer believes that Employee has not performed such duties and indicating the steps Employer requires to cure such circumstances.

(b) “Change in Control” shall mean:

(i) the obtaining by any person or persons acting as a group of fifty percent (50%) or more of the voting shares of Parent pursuant to a “tender offer” for such shares as provided under Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended, or any subsequent comparable federal rule or regulation governing tender offers; or

(ii) a majority of the members of the Parent’s board of directors is replaced during any twelve (12) month period by new directors whose appointment or election is not endorsed by a majority of the members of the Parent’s board of directors before the date of such new directors’ appointment or election; or

(iii) any person, or persons acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Parent that have a total gross fair market value equal to or more than seventy-five percent (75%) of the total gross fair market value of all of the assets of the Parent immediately before such acquisition or acquisitions (other than transfers to related persons as defined in Section 1.409A-3(i)(5)(vii)(B) of the Treasury Regulations).

The determination of whether a Change in Control has occurred shall be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and other guidance issued thereunder.

(c) “Constructive Termination” shall mean Employer:

(i) has reduced Employee’s annual base salary or potential bonus level or any incentive compensation or equity incentive compensation plan benefit (as in effect immediately before such Change in Control);

(ii) has relocated Employee’s office to a location that is more than fifty (50) miles from the location in which Employee principally works for Employer or Parent immediately before such Change in Control;

(iii) has relocated the principal executive office of Parent, Employer or the office of Employer’s operating group for which Employee performed the majority of his services for Employer during the year before the Change in Control to a location that is more than fifty (50) miles from the location of such office immediately before such Change in Control;

(iv) has required Employee, in order to perform duties of substantially equal status, dignity and character to those duties Employee performed immediately before the Change in Control, to travel on Employer’s business to a substantially greater extent than is consistent with Employee’s travel obligations immediately before such Change in Control;

(v) has failed to continue to provide Employee with benefits substantially equivalent to those enjoyed by Employee under any of Employer’s life insurance, medical, health and accident or disability plans and incentive compensation or equity incentive compensation plans in which Employee was participating immediately before the Change in Control;

(vi) has taken any action that would directly or indirectly materially reduce any of such benefits or deprive Employee of any material fringe benefit enjoyed by Employee immediately before the Change in Control; or

(vii) has failed to provide Employee with at least the number of paid vacation days to which Employee is entitled on the basis of years of service under Employer’s normal vacation policy in effect immediately before the Change in Control giving credit for time served at prior employers.

3. Change in Control Payment. If a Change in Control occurs, and:

(a) Employee voluntarily terminates his employment within one (1) year following such Change in Control and such termination is a result of a Constructive Termination;

(b) Employee voluntarily terminates his employment within one (1) year following such Change in Control and such termination is a result of Employee’s good faith determination that as a result of the Change in Control and a change in circumstances thereafter significantly affecting his position other than those constituting Constructive Termination, he can no longer adequately exercise the authorities, powers, functions or duties attached to his position as an executive officer of Employer, Parent or any of their affiliates;

(c) Employee voluntarily terminates his employment within one (1) year following such Change in Control, and such termination is a result of Employee’s good faith determination that he can no longer perform his duties as an executive officer of Employer, Parent or any of their affiliates by reason of a substantial diminution in his responsibilities, status, title or position; or

(d) Employer terminates Employee’s employment for reasons other than for Cause within one (1) year following or six (6) months prior to such Change in Control;

then in any of the above four cases, Employee shall have the right to receive from Employer, within fifteen (15) business days following the date Employee notifies Employer of his voluntary termination pursuant to Section 3(a), (b) or (c) or within three (3) business days of the later of the Change in Control or having his employment terminated pursuant to Section 3(d), (A) a lump sum cash payment equal to one and one-half (1 1/2 ) times the greater of (i) the amount of Employee’s then-current annual base salary or (ii) the amount of Employee’s annual base salary in effect immediately preceding the Change in Control; plus one and one-half (1 1/2) times the greater of (x) the amount equal to the total bonus paid for the last completed year for which bonuses have been paid or (y) the amount equal to the bonuses that would have been payable for the then current year (or, in the case of termination date that occurs between January 1 of any year and the date that bonuses are paid based on the previous year), such previous year determined on a basis consistent with the last completed year for which bonuses have been paid but using the projected bonus amounts for the then current year (or, in the case of a termination date that occurs between January 1 of any year and the date that bonuses are paid based on the previous year, such previous year), determined by extrapolating the information as of the termination date based on the best information available at the time of the calculation; provided, however, that if Employee for any reason did not receive a bonus in the immediately preceding year and would not have been eligible for a bonus under (y) of the previous clause, Employee shall be deemed for purposes of this Section 3 to have received a bonus in the amount of one-fourth of his annual base salary for such year, and (B) medical plan coverage and other insurance benefits provided for himself and his spouse and dependents (to the extent his spouse and dependents are covered under the medical plan and other insurance benefits as of the date of Employee’s termination of employment) for a period of eighteen (18) months following the date of Employee’s termination of employment (provided, however, that if such benefits are not available under Employer’s benefit plans or applicable laws, Employer shall be responsible for the cost of providing equivalent benefits), and (C) any and all options, rights or awards granted in conjunction with Parent’s or Employer’s incentive compensation and stock option plans shall immediately vest; provided that, with respect to restricted stock awards or restricted stock unit awards that contain performance criteria for vesting, the greater of (x) the Base Shares (as such term is used in the restricted stock awards and restricted stock unit awards) or (y) the number of shares that would have vested on the date of the death or determination of permanent disability as if such date were the end of the Measurement Period (as such term is used in the restricted stock awards and the restricted stock unit awards) shall vest and all other shares covered by such awards shall be forfeited. Employee shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise. Without duplication with the provisions under Section 4, to the extent the provision of any such medical benefits are taxable to Employee or his spouse or dependents, Employer shall “gross up” Employee for such taxes based on Employee’s actual tax rate (certified to Employer by Employee), up to 35% (without a “gross up” on the initial gross up). The obligation to provide this medical plan coverage shall terminate in the event Employee becomes employed by another employer that provides a medical plan that fully covers Employee and his dependents without a preexisting condition limitation. Employee shall be eligible for payments pursuant to this Section 3 if Employee complies with the terms of Sections 6 and 7 of this Agreement.

4. Gross-Up Payment.

(a) In the event that it shall be determined (as hereafter provided) that any payment by Employer to or for the benefit of Employee, whether paid or payable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any equity incentive compensation plan, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (collectively, a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, by reason of being considered “contingent on a change in ownership or control” of Employer, within the meaning of Section 280G of the Code, or any successor provision thereto, or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment or payments (collectively, the “Gross-Up Payment”). The Gross-Up Payment shall be in an amount such that after payment by Employee of all taxes including any Excise Tax (and including any interest or penalties imposed with respect to such taxes and the Excise Tax, other than interest and penalties imposed by reason of Employee’s failure to file timely a tax return or pay taxes shown due on Employee’s return) imposed upon the Gross-Up Payment, the amount of the Gross-Up Payment retained by Employee is equal to the Excise Tax imposed upon the Payment.

(b) All determinations required to be made under this Section, including whether an Excise Tax is payable by Employee and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by Employer to Employee and the amount of such Gross-Up Payment, if any, shall be made in good faith by a nationally recognized accounting firm (the “Accounting Firm”) selected by Employer at Employer’s expense. For purposes of determining the amount of the Gross-Up Payment the Accounting Firm may use reasonable assumptions and approximations with respect to applicable taxes and may rely on reasonable good faith interpretations of the Code for such purposes. Notwithstanding the foregoing, for purposes of determining the amount of the Gross-Up Payment Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee’s residence on the date on which the Gross-Up Payment is calculated for purposes of this section, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The Accounting Firm will provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to Employer and Employee within five (5) days of the date Executive terminates employment, if applicable, or such other time as requested by Employer or by Employee (provided Employee reasonably believes that any of the Payments may be subject to the Excise Tax). If the Accounting Firm determines that there is substantial authority, within the meaning of Section 6662 of the Code, or appropriate authority under any successor provisions, that no Excise Tax is payable by Employee, the Accounting Firm shall furnish Employee with a written opinion that failure to disclose or report the Excise Tax on Employee’s federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon Employer, absent manifest error. Within ten (10) days of the delivery of the Determination to Employee, Employee will have the right to dispute the Determination (the “Dispute”). The Gross-Up Payment, if any, as determined pursuant to this Section will be paid by Employer to Employee within five (5) days of the receipt of the Determination. The existence of the Dispute will not in any way affect Employee’s right to receive the Gross-Up Payment in accordance with the Determination. If there is no Dispute, the Determination will be binding, final and conclusive upon Employer and Employee, subject to the application of Section 4(c).

(c) As a result of the uncertainty in the application of Section 4999 of the Code, at the time of the initial determination by the Accounting Firm hereunder it is possible that part or all of the Gross-Up Payment that should have been made by Employer to Employee will not have been made (“underpayment”), or that part or all of the Gross-Up Payment that has been made by Employer to Employee should not have been made (“overpayment”). If a claim regarding an underpayment is made by Employee, Employer may either increase the Gross-Up Payment by the amount of the claimed underpayment, or Employer may contest such claim subject to the provisions of this Agreement. If a claim regarding an underpayment is made by the Internal Revenue Service (the “Service”), and such underpayment claim does not arise as a result of Employee’s failure to remit to the Service any Excise Tax due on any Payment, then Employer may either increase the Gross-Up Payment by the amount of the claimed underpayment, or Employer may contest such claim. If Employer decides to contest the claim, Employer shall bear and pay directly the costs and expenses (including additional interest and penalties) incurred in connection with such contest, shall indemnify and hold

Employee harmless on an after-tax basis for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such underpayment claim, and payment of costs and expenses, including advancing any funds necessary to pay the claim while it is being contested. In such case, Employee agrees to cooperate with and assist Employer in contesting such claim. In the event that Employer exhausts its remedies and Employee is required to make a payment of any Excise Tax in regard to an underpayment, the Accounting Firm shall determine the amount of the underpayment that has occurred and any such underpayment shall be promptly paid by Employer to or for Employee’s benefit, if not already paid during the process of contesting the claim. In the case of an overpayment, Employee shall, at the direction and expense of Employer, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, Employer, and otherwise reasonably cooperate with Employer to correct such overpayment; provided, however, that (i) Employee shall not in any event be obligated to return to Employer an amount greater than the net after-tax portion of the overpayment that he has retained or has recovered as a refund from the applicable taxing authorities, and (ii) this provision shall be interpreted in a manner consistent with the intent of this Section, which is to make Employee whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an overpayment may result in Employee repaying to Employer an amount which is less than the overpayment.

5. Inventions and Other Intellectual Property. Employee hereby agrees that any design, invention, copyright or trademark materials made or created as a result of or in connection with the duties of Employee hereunder shall be the sole and exclusive property of Employer, and Employee hereby assigns and transfers to Employer the entire right, title and interest of Employee in and to the foregoing. Employee further agrees that, at Employer’s request and expense, Employee will execute any deeds, assignments or other documents necessary to transfer any such design, invention, copyright or trademark materials to Employer and will cooperate with Employer or its nominee in perfecting Employer’s title (or the title of Employer’s nominee) in such materials. During the term of his employment, Employee shall keep Employer informed of the development of all designs, inventions or copyright materials made, conceived or reduced to practice by Employee, in whole or in part, alone or with others, that either result from any work Employee may do for or at the request of Employer or any affiliate of Employer or are related to the present or contemplated activities, investigations or obligations of Employer or any affiliate of Employer. If any such design, invention, or copyright material relating in any manner to the business of Employer or Parent or any research and development of Employer or any affiliate of Employer is disclosed by Employee within six (6) months after leaving the employ of Employer, it shall be presumed that such design, invention, copyright or trademark materials resulted or were conceived from developments made during the period of the employment by Employer of Employee (unless Employee can conclusively prove that such design, invention, copyright or trademark materials were conceived, made and discovered solely during the period following termination of employment hereunder) and Employee agrees that any such design, invention, copyright or trademark materials shall belong to Employer.

6. Confidential Information and Trade Secrets.

(a) Employer is engaged in the highly competitive business of the offshore transportation of refined and unrefined petroleum products, offshore towing, offshore supply vessel services, anchor handling and towing services, well stimulation vessel services, well-test services, offshore pipeline remediation services, ROV support services, offshore construction services, and other services required in the offshore construction, energy exploration and production industry and in specialty services in United States coastal waters in the Restricted Area (as defined below). The foregoing collectively referred to as “Hornbeck’s Business.” In this business, Employer generates a tremendous volume of Confidential Information and Trade Secrets which it hereby agrees to share with Employee, and which Employee will have access to and knowledge of through or as a result of Employee’s employment with Employer. “Confidential Information and Trade Secrets” includes any information, data or compilation of information or data developed, acquired or generated by Employer, or its employees (including information and materials conceived, originating, discovered, or developed in whole or in part by Employee at the request of or for the benefit of Employer or while employed by Employer), which is not generally known to persons who are not employees of Employer, and which Employer generally does not share other than with its employees, or with its customers and suppliers on an individual transactional basis. “Confidential Information and Trade Secrets” may be written, verbal or recorded by electronic, magnetic or other methods, whether or not expressly identified as “Confidential” by Employer.

(b) “Confidential Information and Trade Secrets” includes, but is not limited to, the following information and materials:

(i) Financial information, of any kind, pertaining to Employer, including, without limitation, information about the profit margins, profitability, income and expenses of Employer or any of its divisions or lines of business;

(ii) Names and all other information about, and all communications received from, sent to or exchanged between, Employer and any person or entity which has purchased, contracted, hired, chartered equipment, vessels, personnel or services, or otherwise entered into a transaction with Employer regarding Hornbeck’s Business, or to which Employer has made a proposal with respect to Hornbeck’s Business (such person or entity being hereinafter referred to as “Customer” or “Customers”);

(iii) Names and other information about Employer’s employees, including their experience, backgrounds, resumes, compensation, sales or performance records or any other information about them;

(iv) Any and all information and records relating to Employer’s contracts, transactions, charges, prices, or sales to its Customers, including invoices, proposals, confirmations, statements, accounting records, bids, payment records or any other information regarding transactions between Employer and any of its Customers;

(v) All information about Employees, agents or representatives of Customers who are involved in evaluating, providing information for, deciding upon, or committing to purchase, sell or otherwise enter into a transaction relating to Hornbeck’s Business (each such individual being hereinafter referred to as a “Customer Representative”) including, without limitation, with respect to any such individual, his name, address, telephone and facsimile numbers, email addresses, titles, positions, duties, and all records of communications to, from or with any such Customer Representative;

(vi) Any and all information or records relating to Employer’s contracts or transaction with, or prices or purchases from any person or entity from which Employer has purchased or otherwise acquired goods or services of any kind used in connection with Hornbeck’s Business (each such person or entity being hereinafter referred to as a “Supplier”), including invoices, proposals, confirmations, statements, accounting records, bids, payment records or any other information documents regarding amounts charged by or paid to suppliers for products or services;

(vii) All information about Employees, agents or representatives of Suppliers who are involved in evaluating, providing information for, deciding upon, or committing to purchase, sell or otherwise enter into a transaction relating to Hornbeck’s Business (each such individual being hereinafter referred to as “Supplier Representative”) including, without limitation, with respect to any such individual, his name, address, telephone and facsimile numbers, email addresses, titles, positions, duties, and all records of communications to, from or with any such Supplier Representative;

(viii) Employer’s marketing, business and strategic growth plans, methods of operation, methods of doing business, cost and pricing data, and other compilations of information relating to the operations of Employer.

(c) Employee acknowledges that Confidential Information and Trade Secrets includes any of the foregoing information received after the date hereof, including, without limitation, current, updated and future data, information, reports, evaluations and analyses of Employer, its financial performance and results, its Customers and Suppliers, including future contracts or transactions with, or proposals to or from them, and its employees, including their compensation, performance or evaluation. Employee further acknowledges that Confidential Information and Trade Secrets includes information, data, reports, proposals or evaluations (i) provided to Employee after the date hereof, (ii) created in whole or in part by Employee, (iii) those to which or for which Employee provides input or information and (iv) those which Employee uses for the purpose of making recommendations or decisions, or taking actions, relating to Company’s Business, its Customers, its Customer Representatives, its Suppliers, its Supplier Representatives or its employees.

(d) Employee acknowledges that all notes, data, forms, reference and training materials, leads, memoranda, computer programs, computer print-outs, disks and the information contained in any computer, and any other records which contain, reflect or describe any Confidential Information and Trade Secrets, belong exclusively to Employer. Employee shall promptly return such materials and all copies thereof in Employee’s possession to Employer upon termination of his employment, regardless of the reasons therefor (such date being hereinafter referred to as the “Termination Date”).

(e) During Employee’s employment with Employer and thereafter, Employee will not copy, publish, convey, transfer, disclose nor use, directly or indirectly, for Employee’s own benefit or for the benefit of any other person or entity (except Employer) any Confidential Information and Trade Secrets. Employee’s obligation shall continue in full force and effect until the later of the final day of any period of non-competition or two (2) years after the termination of Employer’s employment. Employee will abide by all rules, guidelines, policies and procedures relating to Confidential Information and Trade Secrets implemented and/or amended from time to time by Employer.

Employee acknowledges that any actual or threatened breach of the covenants contained herein will cause Employer irreparable harm and that money damages would not provide an adequate remedy to Employer for any such breach. For these reasons, and because of the unique nature of the Confidential Information and Trade Secrets and the necessity to preserve such Confidential Information and Trade Secrets in order to protect Employer’s property rights in the event of a breach or threatened breach of any of the provisions herein, Employer, in addition to any other remedies available to it at law or in equity, shall be entitled to immediate injunctive relief against Employee to enforce the provisions of this Agreement and shall be entitled to recover from Employee its reasonable attorney’s fees and other expenses incurred in connection with such proceedings.

7. Noncompetition and Nonsolicitation.

(a) During the term of Employee’s employment, Employer agrees to provide, and to continue to provide, Employee access to, and the use of, its “Confidential Information and Trade Secrets” concerning Hornbeck’s Business, and Employer’s employees, Customers and Customer Representatives, Suppliers and Supplier Representatives and Employer’s transactional histories with all of them, as well as information about the logistics, details, revenues and expenses of Hornbeck’s Business, in order to allow Employee to perform Employee’s duties under this Agreement, and to develop or continue to solidify relationships with Customers, Customer Representatives, Suppliers and Supplier Representatives. Employee acknowledges that new and additional Confidential Information and Trade Secrets regarding each of these matters is developed by Employer as a part of its continuing operations, and Employer hereby agrees to provide Employee access to and use of all such new, additional and continuing Confidential Information and Trade Secrets, and Employee acknowledges that access to such new, additional and continuing Confidential Information and Trade Secrets is essential for Employee to be able to perform, and continue to perform, Employee’s duties under this Agreement.

(b) In consideration of Employer’s agreement to provide Employee with access to and use of its Confidential Information and Trade Secrets, including new, additional and continuing Confidential Information and Trade Secrets, and to provide training, and in consideration of the benefits set forth in Sections 3 and 4 of this Agreement, Employee agrees to refrain from competing with Employer, or otherwise engaging in Restricted Activities within the Restricted Area during the Restricted Period, each as defined herein.

(c) Restrictive Covenant. Employee agrees that during the Restricted Period, regardless of the date or cause of such termination, and regardless of whether the termination occurs with or without Cause, and regardless of who terminates such employment, Employee will not directly or indirectly, as an employee, officer, director, shareholder, proprietor, agent, partner, recruiter, consultant, independent contractor or in any other individual or representative capacity, engage in any of the Restricted Activities described in within the Restricted Area.

(d) Restricted Period. “Restricted Period” shall mean the term of Employee’s employment with Employer, and:

(i) With respect to Restricted Activities described in Section 7(e)(i), a period of twelve (12) months thereafter.

(ii) With respect to Restricted Activities described in Section 7(e)(ii) through (iv), a period of two (2) years thereafter.

(e) Restricted Activities. “Restricted Activities” shall mean and include all of the following:

(i) Conducting, engaging or participating, directly or indirectly, as employee, agent, independent contractor, consultant, partner, shareholder, investor, lender, underwriter or in any other capacity with another company that is engaged in Hornbeck’s Business. The restrictions of this section shall not be violated by (i) the ownership of no more than five percent (5%) of the outstanding securities of any company whose stock is publicly traded, (ii) other outside business investments approved in writing by the Chief Executive Officer or President of Employer that do not in any manner conflict with the services to be rendered by Employee for Employer and its affiliates and that do not diminish or detract from Employee’s ability to render his attention to the business of Employer and its affiliates or (iii) employment by a certified public accounting firm or a commercial or investment bank that may have as a client or customer: (A) a Competitor to Employer or (B) any of the clients or customers of Employer with whom Employer did business during the term of Employee’s employment, so long as Employee does not directly or indirectly serve, advise or consult in any way such Competitor to Employer or client or customer of Employer, respectively, during the Restricted Period.

(ii) Recruiting, hiring or attempting to recruit or hire, either directly or by assisting others, any other employee of Employer, or any of its customers or suppliers in connection with Hornbeck’s Business. For purposes of this covenant, “any other employee” shall include employees, consultants, independent contractors or others who are still actively employed by, or doing business with, Employer, its Customers or Suppliers, at the time of the attempted recruiting or hiring, or were so employed or doing business at any time within six (6) months prior to the date of such attempted recruiting or hiring;

(iii) Communicating, by any means, soliciting or offering to solicit the purchase, performance, sale, furnishing, or providing of any equipment, services, or product which constitute any part of Hornbeck’s Business to, for or with any Customer, Customer Representative, Supplier or Supplier Representative; and

(iv) Using, disclosing, publishing, copying, distributing or communicating any Confidential Information and Trade Secrets to or for the use or benefit of Employee or any other person or entity other than Employer.

(f) Restricted Area. “Restricted Area” shall mean and include each of the following in which Hornbeck’s Business is conducted:

(i) The following parishes of the State of Louisiana in which Employer carries on and is engaged in Hornbeck’s business: Acadia, Allen, Ascension, Assumption, Beauregard, Calcasieu, Cameron, East Baton Rouge, East Feliciana, Evangeline, Iberia, Iberville, Jefferson, Jefferson Davis, Lafayette, Lafourche, Livingston, Orleans, Plaquemines, Pointe Coupee, St. Bernard, St. Charles, St. Helena, St. James, St. John, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Terrebonne, Vermilion, Washington, West Baton Rouge, and West Feliciana and the state and federal waters offshore such parishes;

(ii) The following counties of the State of Texas in which Employer carries on and is engaged in Hornbeck’s business: Aransas, Brazoria, Calhoun, Cameron, Chambers, Fort Bend, Galveston, Harris, Houston, Jackson, Jefferson, Kenedy, Kleberg, Liberty, Matagorda, Montgomery, Nueces, Orange, Refugio, San Jacinto, San Patricio, Waller and Willacy and the state and federal waters offshore such counties;

(iii) The following counties in the State of New York in which Employer carries on and is engaged in Hornbeck’s business: Bronx, Kings, Nassau, New York, Queens, Richmond, Rockland, Suffolk, and Westchester and the state and federal waters offshore such parishes;

(iv) The following counties in the State of New Jersey in which Employer carries on and is engaged in Hornbeck’s business: Atlantic, Bergen, Cape May, Hudson, Middlesex, Monmouth, Ocean and Union and the state and federal waters offshore such parishes;

(v) The following government subdivisions in the country of Trinidad and Tobago: San Fernando, Galeota and Chagaramas and the state and federal waters offshore the same;

(vi) The following government subdivisions of Mexico: Ciudad del Carmen, Poza Rica and Dos Bocas and the state and federal waters offshore the same;

(vii) The following government subdivisions of Brazil: Macaé, Vitoria and Rio de Janeiro and the state and federal waters offshore the same; and

(viii) The following government subdivisions of Qatar: Doha and the state and federal waters offshore the same.

(g) Annual Review of Restricted Area. In order to ensure that the Restricted Area is reasonable and accurately reflects the geographic vicinity where Hornbeck’s Business is conducted and/or where the Employee provides services to the Employer, the parties hereto agree to annually review the Restricted Area set forth in Section 7(f) and by addendum revise this Agreement to reflect the latest information.

(h) Agreement Ancillary to Other Agreements. This covenant not to compete is ancillary to and part of other agreements between Employer and Employee, including, without limitation, (i) Employer’s agreement to disclose, and continue to disclose, its Confidential Information and Trade Secrets; (ii) Employer’s agreement to provide, and continue to provide, training, education and development to Employee; (iii) the Confidentiality and Non Disclosure Agreement, together with any amendments or supplements thereto heretofore entered into between Employer and Employee; (iv) any employment arrangement heretofore entered into between Employer and Employee. Employer and Employee agree that the provisions contained herein regarding Confidential Information and Trade Secrets and Non Competition and Non Solicitation constitute a renewal, extension, modification and rearrangement of existing obligations and agreements between Employer and Employee, all of which shall remain in full force and effect except to the extent that the same are modified herein.

(i) Independent Agreements. The parties hereto agree that the foregoing restrictive covenants set forth herein are essential elements of this Agreement, and that, but for the agreement of Employee to comply with such covenants, Employer would not have agreed to enter into this Agreement. Such covenants by Employee shall be construed as agreements independent of any other provision in this Agreement. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by Employer of such covenants.

(j) Equitable Reformation. The parties hereto agree that if any portion of the covenants set forth herein are held to be illegal, invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible both as to time and geographical area. Employer and Employee agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area applicable herein to be illegal, invalid, unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not illegal or against public policy may be enforced against Employee. Employer and Employee agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by Employer and the Confidential Information and Trade Secrets and training provided by Employer to Employee.

8. Injunctive Relief. Employee agrees that damages at law will be an insufficient remedy to Employer if Employee violates or attempts or threatens to violate the terms of Sections 5, 6 or 7 of this Agreement and that Employer would suffer irreparable damage as a result of such violation or attempted or threatened violation. Accordingly, it is agreed that Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to Employer, at law or in equity. In the event either party commences legal action relating to the enforcement of the terms of Sections 5, 6 or 7 of this Agreement, the prevailing party in such action shall be entitled to recover from the other party all of the costs and expenses in connection therewith, including reasonable fees and disbursements of counsel (both at trial and in appellate proceedings).

9. Compliance with Other Agreements. Employee represents and warrants that the execution of this Agreement by him and his performance of his obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any agreement to which Employee is a party or by which Employee is or may be bound.

10. Waiver of Breach. The waiver by Employer of a breach of any of the provisions of this Agreement by Employee shall not be construed as a waiver of any subsequent breach by Employee.

11. Binding Effect; Assignment.

(a) Employer is a subsidiary of Hornbeck Offshore Services, Inc. (the Parent), and Hornbeck’s Business, as defined in Section 6, is carried on by, and the Confidential Information and Trade Secrets as defined in Section 6 has been, and will continue to be, developed by Employer, Parent and each of Parent’s or Employer’s subsidiaries and affiliates, all of which shall be included within the meaning of the word “Employer” as that term is used in Sections 5, 6, 7 and 8 of this Agreement. This Agreement shall inure to the benefit of, and be enforceable by, Employer, Parent, and each of the subsidiaries and affiliates included within the definition of the word “Employer” as used in Sections 5, 6, 7 and 8.

(b) The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. This Agreement is a personal employment contract and the rights, obligations and interests of Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated.

12. Indemnification. Employee shall be entitled throughout the term of this Agreement and thereafter to indemnification by Parent and Employer in respect of any actions or omissions as an employee, officer or director of Parent, Employer (or any successor thereof) to the fullest extent permitted by law. The parties acknowledge that Employee is also entitled to the benefits of a separate Indemnification Agreement between Employee and Parent and that this section shall be read as complimentary with and not in conflict with or substitution for such Indemnification Agreement. Parent and Employer also agree to obtain directors and officers (D&O) insurance in a reasonable amount determined by the Board and to maintain such insurance during the term of this Agreement (as such Agreement may be extended from time to time) and for a period of twelve (12) months following the termination of this Agreement, as so extended.

13. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

14. Construction and Interpretation.

(a) The Board shall have the sole and absolute discretion to construe and interpret the terms of this Agreement, unless another individual or entity is charged with such responsibility.

(b) This Agreement shall be construed pursuant to and governed by the laws of the State of Louisiana (but any provision of Louisiana law shall not apply if the application of such provision would result in the application of the law of a state or jurisdiction other than Louisiana).

(c) The headings of the various sections in this Agreement are inserted for convenience of the parties and shall not affect the meaning, construction or interpretation of this Agreement.

(d) Consistent with Section 7(i) the following sentences of this Section 14(d) shall apply. Any provision of this Agreement that is determined by a court of competent jurisdiction to be prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation that renders the term or provision valid shall be favored.

(e) This Agreement shall be construed to the extent necessary to comply with the provisions of Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder.

(f) Notwithstanding anything herein to the contrary, Employee’s employment with Employer is terminable at will with or without Cause; provided, however, that a termination of Employee’s employment in connection with a Change in Control shall be governed in accordance with the terms hereof.

15. Survival. Notwithstanding any other provision of this Agreement, the provisions of Section 3 regarding the continuation of certain medical and other insurance benefits and the provisions of Sections 6, 7, 8, 10, 11, 12, 16 and 17 shall survive the termination of this Agreement.

16. Notice. All notices that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

To Employer:

HORNBECK OFFSHORE OPERATORS, LLC

Attention: Todd M. Hornbeck, President and Chief Executive Officer

103 Northpark Blvd., Suite 300

Covington, LA 70433

Fax: (985) 727-2006

To Employee:

Samuel A. Giberga

10 Cherokee Lane

Covington, LA 70433

Fax:

17. Venue; Process. The parties agree that all obligations payable and performable under this Agreement are payable and performable at the offices of Employer in Covington, St. Tammany Parish, Louisiana. The parties to this Agreement agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in the 22nd Judicial District Court for the Parish of St. Tammany or in the United States District Court for the Eastern District of Louisiana, New Orleans Division, New Orleans Office.

18. Six-Month Delay. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s termination of employment with Employer, he is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Employee pursuant to this Agreement would constitute deferred compensation subject to Section 409A of the Code, no such payment or benefit will be provided under this Agreement until the earlier of (a) the date that is six (6) months following Employee’s termination of employment with Employer, or (b) Employee’s death. The provisions of this Section 18 shall only apply to the extent required to avoid Employee’s incurrence of any penalty tax or interest under Section 409A of the Code or any Treasury Regulations and other guidance issued thereunder.

*    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

EMPLOYER:

HORNBECK OFFSHORE OPERATORS, LLC

By:	/s/ Todd M. Hornbeck
Todd M. Hornbeck, President and Chief Executive Officer

EMPLOYEE:

/s/ Samuel A. Giberga
Samuel A. Giberga

ACKNOWLEDGED AND AGREED TO FOR PURPOSES OF GUARANTEEING THE FINANCIAL OBLIGATIONS OF EMPLOYER TO EMPLOYEE: HORNBECK OFFSHORE SERVICES, INC.

By:	/s/ Todd M. Hornbeck
Todd M. Hornbeck, President and Chief Executive Officer